Exhibit 4.3



                                     March 25, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, D.C. 20549


Dear Sirs:

         This will confirm that Alex. Brown Incorporated (the "Company") will furnish to the Securities and Exchange Commission upon request copies of the following Loan Agreements:

         (i) Competitive Advance and Revolving Credit Facility Agreement dated as of February 27, 1997 between Alex. Brown Incorporated and various banks including The Chase Manhattan Bank, as Documentation Agent, and The Bank of New York, as the Administrative Agent;

         (ii) Loan Agreement dated July 14, 1994 between Alex. Brown & Sons Incorporated and Signet Bank/Maryland;

         (iii) Loan Agreement dated April 8, 1993 between Alex. Brown & Sons Incorporated and the First National Bank of Maryland.

         The  amount  of  debt  authorized  for  each  of  the  foregoing  Loan
Agreements does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis as of the date hereof.

                                     Very truly yours,

                                     ALEX. BROWN INCORPORATED


                                     By: /s/ Beverly L. Wright
                                         -------------------------------------
                                         Beverly L. Wright
                                         Treasurer and Chief Financial Officer